UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 11, 2015

WaferGen Bio-systems, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53252	90-0416683
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7400 Paseo Padre Parkway, Fremont, CA	94555
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code):  (510) 651-4450

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 11, 2015, the Board of Directors of WaferGen Bio-systems, Inc. (the “Company”) appointed Rolland Carlson to serve as President and Chief Executive Officer, replacing Ivan Trifunovich, who will continue to serve as Executive Chairman. Additionally, the Board of Directors appointed Dr. Carlson as a director of the Company.

Dr. Carlson, age 61, served as President and Director of Asuragen, Inc., a molecular diagnostic company specializing in personalized diagnostics, from April 2006 to May 2014.  Dr. Carlson also served as Chief Executive Officer of Asuragen, Inc. from January 2013 to May 2014 and Chief Operating Officer of Asuragen, Inc. from January 2012 to December 2012.  While at Asuragen, Inc., Dr. Carlson founded Mirna Therapeutics, a spin-out of Asuragen, which has developed novel miRNA-based therapeutics currently in Phase I clinical trials for liver and other cancers. Prior to joining Asuragen, Dr. Carlson held several senior positions at Abbott Laboratories, including Vice President, Business Development & Licensing, Global Medical Products and Vice President and Global General Manager of the Vysis, Inc., a wholly-owned subsidiary of Abbott.  Earlier in his career, Dr. Carlson was responsible for business development, licensing and strategic planning to establish new pharmaceutical and diagnostic platforms for the pediatric and women’s health channels of the Ross Division of Abbott, and ran Abbott’s global custom biopharmaceutical and specialty generics pharmaceutical business. Dr. Carlson has served on the board of directors of Pristine, Inc. since April 2015.  Dr. Carlson received a B.A. in biological sciences, an M.A. in Exercise Physiology and a Ph.D. in Botany from Southern Illinois University - Carbondale.

In connection with Dr. Carlson’s appointment as Chief Executive Officer, President and director, the Company entered into an executive employment agreement, effective May 11, 2015 (the “Carlson Employment Agreement”).  Under the employment agreement, Dr. Carlson will receive an annual base salary of $350,000 per year, and he is eligible to earn an annual performance bonus of up to 50% of his then current base salary in accordance with an annual incentive plan to be established by the Company’s compensation committee or the Board. In addition, under the employment agreement and as an inducement to join the Company, Dr. Carlson received an inducement option grant to purchase 150,000 shares of our common stock. This option vests over a period of three (3) years, with one-third of the shares subject to the option vesting on the first anniversary of the grant date, and the remaining two-thirds of the shares subject to the option vesting in eight (8) equal quarterly installments over two years following the one-year anniversary of the grant date (for a three-year vesting period in total), subject to Dr. Carlson’s continued employment with the Company through each vesting date.  Dr. Carlson also received an inducement restricted stock unit award covering 50,000 shares of our common stock.  This restricted stock unit award vests over a period of three (3) years in three equal installments on May 29 of each of 2016, 2017 and 2018 subject to Dr. Carlson’s continued employment with the Company through each vesting date.

In the event Dr. Carlson is terminated without cause or resigns for good reason, he is entitled to (1) 12 months of his then-current base salary, of which one-half of such amount shall be paid in a single lump-sum amount, less applicable withholdings, and the remaining one-half of such amount shall be paid in the form of salary continuation on the Company’s regular payroll schedule, less applicable withholdings, over 12 months, and (2) payment of COBRA premiums up to 18 months. Dr. Carlson’s entitlement to such severance amounts are subject to his execution of a release of claims in favor of the Company.

In connection with his transition to Executive Chairman, effective May 11, 2015, Dr. Trifunovich’s employment agreement was amended to, among other things, change his position to Executive Chairman, reduce his annual salary to $180,000 and make the term of the agreement run through June 30, 2016.

Copies of the Carlson Employment Agreement and Trifunovich Agreement Amendment are filed with this Current Report on Form 8-K as Exhibit 10.1 and Exhibit 10.2, respectively, and are hereby incorporated herein by reference. The foregoing descriptions of the Carlson Employment Agreement and Trifunovich Agreement Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of these agreements.

Item 7.01 Regulation FD Disclosures

On May 11, 2015, the Company issued a press release reporting the appointment of Rolland Carlson as President and Chief Executive Officer, replacing Ivan Trifunovich, who will continue to serve as Executive Chairman. The press release is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit No.	Description

10.1	Carlson Employment Agreement, effective as of May 11, 2015, between the Company and Rolland Carlson

10.2	Amendment to Executive Employment Agreement, effective as of May 11, 2015, between the Company and Ivan Trifunovich

99.1	Press release, dated May 11, 2015, issued by WaferGen Bio-systems, Inc., furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WaferGen Bio-systems, Inc.
Date: May 11, 2015	By:	/s/ MICHAEL P. HENIGHAN
Michael P. Henighan
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Carlson Employment Agreement, effective as of May 11, 2015, between the Company and Rolland Carlson

10.2	Amendment to Executive Employment Agreement, effective as of May 11, 2015, between the Company and Ivan Trifunovich

99.1	Press release, dated May 11, 2015, issued by WaferGen Bio-systems, Inc., furnished herewith